SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 4, 2002


                                AirGate PCS, Inc.

             (Exact name of registrant as specified in its charter)


            Delaware                     027455                  58-2422929
            --------                     ------                  ----------
(State or other Jurisdiction of (Commission File No.) (I.R.S. Employer
                                                        Identification No.)
         Incorporation)
                        233 Peachtree Street, N.E.              30303
                      Harris Tower, Suite 1700,                 (Zip Code)
                          Atlanta, Georgia
                   (Address of principal executive offices)




       Registrant's telephone number, including area code: (404) 525-7272




                                 Not Applicable

          (Former name or former address, if changed since last report)



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Item 9.           Regulation FD Disclosure.

         On November 4, 2002, AirGate PCS, Inc., a Delaware corporation ("AirGate"), issued a press release announcing that iPCS, Inc. ("iPCS"), a wholly owned, unrestricted subsidiary of AirGate, has reinstated the deposit requirement for sub-prime credit customers who choose its Clear Pay program in the Midwest region. iPCS has also retained Houlihan Lokey Howard & Zukin Capital to review its strategic alternatives, including developing and implementing a plan to provide an optimal long-term capital structure for iPCS.

         AirGate also announced today that it has been formally notified by the NASDAQ Stock Market that the price of its common stock has closed below $1.00 per share for 30 consecutive trading days and, as a result, it is not in compliance with the NASDAQ National Market's listing requirements.

         In order to streamline operations, the Company also announced a reduction in workforce of approximately 50 employees, primarily in the corporate office. A copy of the press release referenced above is attached hereto as
Exhibit 99.1.


Item 7.           Financial Statements and Exhibits.

(c)      Exhibits.

       Exhibit No.     Description

       99.1            Press Release of AirGate PCS, Inc. dated November 4, 2002

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     AIRGATE PCS, INC.


Date: November 7, 2002
                                                     By: /s/ William H. Seippel
                                                         -----------------------
                                                        William H. Seippel,
                                                        Chief Financial Officer